Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

VP, Corporate Finance

609-806-1900

CHURCH & DWIGHT REPORTS THIRD QUARTER 2015 RESULTS

Q3 ORGANIC SALES GROWTH OF 3.2%

Q3 EPS OF $0.90 EXCEEDS PREVIOUS OUTLOOK

AFFIRMS FULL YEAR CURRENCY NEUTRAL ADJUSTED EPS GROWTH MIDPOINT OF 11.5%

2015 Third Quarter Results	2015 Full Year Outlook
•Organic sales growth of 3.2%, Reported growth 2.4%	•Organic sales growth of approximately 3%
•Gross Margin expansion of 110 basis points	•Gross Margin expansion of 35-45 basis points
•Operating Margin expansion of 100 basis points	•Adjusted EPS growth of 7-8%, Reported 1-2%
•Currency neutral EPS up 10.6%, Reported up 5.9%	•Cash from operations in excess of $585MM

EWING, NJ, NOVEMBER 2, 2015 – Church & Dwight Co., Inc. (NYSE:CHD) today announced third quarter 2015 reported EPS of $0.90 or a 5.9% increase over the prior year, driven by strong organic sales and gross margin expansion.  This equates to 10.6% currency neutral EPS growth.

Third quarter 2015 reported net sales increased $20.0 million or 2.4% to $861.8 million. Organic sales growth for the third quarter 2015 was 3.2%.  Organic sales growth was driven by volume growth of 2.2% and 1.0% favorable product mix and pricing.

James Craigie, Chairman and Chief Executive Officer, commented, “We are extremely pleased with the sales and earnings growth in the third quarter. Our strong organic growth was driven by innovative new products launched in all of our major categories as we believe that innovation is the key to increasing our market share and reviving category growth in this challenging economy.”

Third Quarter Review

Consumer Domestic net sales were $656.4 million, a $29.2 million or 4.7% increase. Third quarter organic sales increased by 2.8%, primarily due to continued success of the ARM & HAMMER CLUMP & SEAL cat litter franchise, including a new lightweight variant, and higher sales of ARM & HAMMER liquid laundry detergents, VITAFUSION gummy vitamins and BATISTE dry shampoo.  Volume growth contributed 1.6% to organic sales, while favorable pricing contributed 1.2%.

Consumer International net sales were $124.7 million, a $11.5 million or 8.4% decrease primarily due to negative foreign exchange effects.  Organic sales increased 7.9%, driven largely by higher sales in Australia, Canada, Europe and Mexico.  Volume increased 6.9%, while favorable product mix and pricing contributed 1.0%.

Specialty Products net sales were $80.7 million, a $2.3 million or 2.9% increase driven by the recent acquisition of the Vi-COR business.  Third quarter organic sales decreased by 2.2% with volume declining 1.4% and unfavorable product mix and pricing of 0.8%.  The lower organic sales were driven by the impact of lower milk prices and the strong year ago results (+22% organic sales in Q3 2014).

Gross margin increased 110 basis points to 44.8% compared to 43.7%.  The gross margin benefited from a more normalized pricing environment in the laundry category, lower commodities, productivity programs and the impact of higher margin acquired businesses.  These factors were partially offset by foreign exchange, negative product mix, incremental trade and couponing to support the OXICLEAN megabrand, and incremental costs associated with the new vitamin capacity in our York manufacturing facility.

Marketing expense was $92.8 million, a $3.8 million or 3.9% decrease.  Excluding foreign exchange, marketing spending was flat compared to the prior year third quarter.  Marketing expense as a percentage of net sales was 10.8%, a 70 basis point decrease, which is largely driven by shifting marketing funds to trade and couponing to continue to support proven consumer trial generating activities for the OXICLEAN megabrand.

Selling, general, and administrative expense (SG&A) was $102.4 million. SG&A as a percentage of net sales was 11.9%, an 80 basis point increase.  This was primarily due to incremental amortization from acquisitions, higher incentive compensation and research and development spending.

Income from Operations was $190.6 million, a $13.4 million or 7.6% increase (+11.8% on a currency neutral basis).  Operating income as a percentage of net sales was 22.1%, a 100 basis point increase.

The effective tax rate in the third quarter was 35.2%, compared to 33.1%. The Company expects the full year effective tax rate to be approximately 34.5%, which excludes previously reported pension and impairment charges from the second quarter.

Operating Cash Flow

For the first nine months of 2015, net cash from operating activities was $408.8 million, in line with the first nine months of the prior year.  Capital expenditures for the first nine months were $44.7 million, an $8.5 million increase from the prior year period. The Company’s full year outlook for capital expenditures remains at $70 million.

At September 30, 2015, cash on hand was $211 million, while total debt was $981 million.  The Company continues to have significant financial flexibility for acquisitions.

New Products

Mr. Craigie stated, “2015 is an exciting year for Church & Dwight as we have launched innovative new products across every one of our megabrands and continue to support our 2014 new product launches.  We continue to believe that innovation is the key to driving both improved category growth and our share results.  A recent example of this is the consumer success driving the double digit increase in sales and consumption from our new ARM & HAMMER CLUMP & SEAL lightweight cat litter.   Most importantly, this new product innovation drove category sales up 8%, the strongest growth of any of our categories.”

Outlook for 2015

Mr. Craigie said, “2015 has been another excellent year so far in terms of overall business results.  We believe that we are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.”

With regard to the full year outlook for 2015, Mr. Craigie said, “We continue to expect organic sales growth of approximately 3% in 2015 driven by new product introductions on our core business.  We expect gross margin to expand by approximately 35 to 45 basis points.  Marketing spending is expected to be approximately 12.3% of sales or down 30 basis points, which is largely driven by shifting some marketing funds to trade and couponing to continue to support proven consumer trial generating activities for the OXICLEAN megabrand.  We now expect to achieve approximately 65 to 75 basis points of operating margin expansion, excluding the previously reported second quarter pension termination charge, which equates to 35 to 45 basis points of expansion on a reported basis.”

In conclusion, Mr. Craigie said, “The midpoint of our currency neutral adjusted EPS 2015 outlook remains 11.5%. This excludes an estimated 4.0% EPS negative impact from foreign exchange.  The year over year negative impact of currency has grown in the second half.  As a result of these incremental F/X headwinds, we now expect to achieve 7-8% adjusted EPS growth in 2015 or $3.22 to $3.24.  This excludes both the pension termination charge ($0.05) and the Natronx impairment charge ($0.13) recorded in the second quarter. This EPS growth is top tier within the consumer packaged goods industry.  This earnings forecast does not include any impact from potential acquisitions, which we continue to aggressively pursue.”

“For the fourth quarter, we expect organic sales growth of approximately 1% on top of the 5.2% organic growth achieved in the fourth quarter of 2014.  Gross margin is expected to expand versus the prior year despite continuing to invest behind the growth of the OXICLEAN megabrand, unfavorable currency impacts, and incremental costs for our new gummy vitamin manufacturing facility.  We expect marketing as percentage of sales to be flat.  Finally, we expect fourth quarter earnings per share of $0.79-$0.81. Currency neutral EPS growth is expected to be 3.5% to 6.5% in the fourth quarter.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2015 results on November 2, 2015 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  54644903 (International: 631-291-4539, same access code: 54644903).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 54644903).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements, including, among others, statements relating to expected future financial and operating results, including earnings per share, reported net sales growth and organic sales growth, volume growth, including the effects of new product launches into new and existing categories, gross margin, operating margin and net cash from operating activities; category trends; the effect of product mix; impairments and other charges, including the Natronx impairment charge; consumer demand and spending, including consumer response to new product launches; the effects of competition; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; cost savings programs; the impact of foreign exchange and commodity price fluctuations; the impact of a pension settlement charge; the impact of acquisitions; capital expenditures; the effective tax rate; the effect of the credit environment on the Company’s liquidity and capital expenditures; the Company’s fixed rate debt; sufficiency of cash flows from operations; payment of dividends; and the ability to manage and maintain key customer relationships.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that might cause such differences include a decline in market growth, retailer distribution and consumer demand ( as a result of, among other things, political, economic and marketplace conditions and events ); unanticipated increases in raw material and energy prices; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to maintain product quality at a level acceptable to our consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see  Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In millions, except per share data)	2015	2014	2015	2014
Net Sales	$861.8	$841.8	$2,521.2	$2,432.1
Cost of sales	476.0	474.3	1,406.8	1,368.8
Gross Profit	385.8	367.5	1,114.4	1,063.3
Marketing expenses	92.8	96.6	297.4	297.8
Selling, general and administrative expenses	102.4	93.7	312.0	288.1
Income from Operations	190.6	177.2	505.0	477.4
Equity in earnings (losses) of affiliates	3.1	3.4	(8.4)	7.9
Other income (expense), net	(8.0)	(7.4)	(26.1)	(20.4)
Income before Income Taxes	185.7	173.2	470.5	464.9
Income taxes	65.3	57.3	169.2	157.6
Net Income	$120.4	$115.9	$301.3	$307.3
Net Income per share - Basic	$0.92	$0.87	$2.29	$2.27
Net Income per share - Diluted	$0.90	$0.85	$2.25	$2.23
Dividends per share	$0.335	$0.31	$1.01	$0.93
Weighted average shares outstanding - Basic	131.1	133.7	131.3	135.5
Weighted average shares outstanding - Diluted	133.6	136.0	133.8	137.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and Cash Equivalents	$210.6	$423.0
Accounts Receivable	330.7	322.9
Inventories	274.3	245.9
Other Current Assets	36.1	40.7
Total Current Assets	851.7	1,032.5
Property, Plant and Equipment (Net)	610.0	616.2
Equity Investment in Affiliates	7.9	24.8
Trade names and Other Intangibles	1,279.5	1,272.4
Goodwill	1,354.3	1,325.0
Other Long-Term Assets	114.4	110.4
Total Assets	$4,217.8	$4,381.3
Liabilities and Stockholders’ Equity
Short-Term Debt	$25.0	$146.7
Current portion of Long-Term debt	250.0	249.9
Other Current Liabilities	508.0	508.7
Total Current Liabilities	783.0	905.3
Long-Term Debt	706.0	698.6
Other Long-Term Liabilities	679.2	675.5
Stockholders’ Equity	2,049.6	2,101.9
Total Liabilities and Stockholders’ Equity	$4,217.8	$4,381.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
	September 30,	September 30,
(Dollars in millions)	2015	2014

Net Income	$301.3	$307.3

Depreciation and amortization	76.3	67.7
Deferred income taxes	20.4	10.5
Non cash compensation	14.2	15.0
Asset impairment charge and other asset write-offs	17.9	5.6
Pension Charge	8.4	-
Other	5.9	1.6

Changes in assets and liabilities:
Accounts receivable	(20.1)	5.0
Inventories	(36.5)	(10.0)
Other current assets	2.7	2.1
Accounts payable and accrued expenses	(3.1)	(2.6)
Income taxes payable	41.7	26.4
Excess tax benefit on stock options exercised	(13.6)	(14.6)
Other	(6.7)	(5.3)
Net cash from operating activities	408.8	408.7

Capital expenditures	(44.7)	(36.2)
Acquisition	(74.9)	(216.1)
Other	(3.0)	(1.3)
Net cash (used in) investing activities	(122.6)	(253.6)

Net change in short-term debt	(121.7)	250.4
Payment of cash dividends	(131.4)	(126.0)
Stock option related	36.9	39.1
Purchase of treasury stock	(263.1)	(435.0)
Other	(1.0)	(0.1)
Net cash (used in) financing activities	(480.3)	(271.6)

F/X impact on cash	(18.3)	(10.2)

Net change in cash and cash equivalents	$(212.4)	$(126.7)

2015 and 2014 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2015	9/30/2014	Change
Household Products	$391.2	$379.5	3.1%
Personal Care Products	265.2	247.7	7.1%
Consumer Domestic	$656.4	$627.2	4.7%
Consumer International	124.7	136.2	-8.4%
Total Consumer Net Sales	$781.1	$763.4	2.3%
Specialty Products Division	80.7	78.4	2.9%
Total Net Sales	$861.8	$841.8	2.4%

	Nine Months Ended		Percent
	9/30/2015	9/30/2014	Change
Household Products	$1,148.6	$1,087.2	5.6%
Personal Care Products	760.7	732.2	3.9%
Consumer Domestic	$1,909.3	$1,819.4	4.9%
Consumer International	376.0	396.6	-5.2%
Total Consumer Net Sales	$2,285.3	$2,216.0	3.1%
Specialty Products Division	235.9	216.1	9.2%
Total Net Sales	$2,521.2	$2,432.1	3.7%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth: This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Reported EPS excluding the pension termination charge and the Natronx impairment charge (Adjusted EPS”) and currency neutral adjusted EPS:

This press release also presents reported EPS excluding a pension termination charge and the Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that is not indicative of the Company’s period to period performance. We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency neutral adjusted EPS is a measure of the Company's adjusted EPS, further adjusted to exclude the impact of foreign exchange. We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	2.4%	2.3%	4.7%	-8.4%	2.9%
Less:
Acquisitions	2.3%	1.6%	1.7%	1.2%	9.4%
Add:
FX / Other	3.1%	3.0%	-0.2%	17.5%	4.3%

Organic Sales Growth	3.2%	3.7%	2.8%	7.9%	-2.2%

	Nine Months Ended 9/30/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.7%	3.1%	4.9%	-5.2%	9.2%
Less:
Acquisitions	2.4%	1.6%	1.7%	1.3%	10.0%
Add:
FX / Other	2.6%	2.6%	-0.2%	15.5%	3.2%

Organic Sales Growth	3.9%	4.1%	3.0%	9.0%	2.4%